UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2013

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                      Entry into a Material Definitive Agreement

On October 18, 2013, Depomed, Inc., a California corporation (the “Company”), and Depo DR Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Depomed Royalty Sub,” and together with the Company, “Depomed”), entered into a Royalty Purchase and Sale Agreement (the “Purchase Agreement”) with PDL BioPharma, Inc., a Delaware corporation (“PDL”).

Pursuant to the terms and conditions of the Purchase Agreement and effective as of October 18, 2013, Depomed and Depomed Royalty Sub sold to PDL, for an upfront, cash purchase price of $240.5 million, all of Depomed’s right to receive royalty, milestone and other specified payments (the “Payments”) arising under each of the following agreements of Depomed, in each case as amended, extended, supplemented or otherwise modified, for the period beginning October 1, 2013: (i) the License and Services Agreement, effective as of March 4, 2011, by and between the Company and Boehringer Ingelheim International GMBH (“BI”) relating to potential future development milestones and sales of BI’s investigational fixed-dose combinations of drugs and extended-release metformin worldwide; (ii) the License Agreement, effective as of August 5, 2010, by and between the Company and Janssen Pharmaceutica N.V. (“Janssen”) relating to potential future development milestones and sales of Janssen’s investigational fixed-dose combination of Invokana® (canagliflozin) and extended-release metformin worldwide; (iii) the Non-Exclusive License, Covenant Not to Sue and Right of Reference Agreement, effective as of July 21, 2009, by and between the Company and Merck & Co., Inc. relating to sales of Janumet XR® (sitagliptin and metformin HCL extended-release) worldwide; (iv) the Commercialization Agreement, effective as of August 22, 2011, by and between the Company and Santarus, Inc. relating to sales of Glumetza® (metformin HCL extended-release tablets) in the United States; (v) the Amended License Agreement, effective as of January 9, 2007, between the Company and LG Life Sciences Ltd. relating to sales of extended-release metformin in Korea; (vi) the Amended and Restated License Agreement (Extended Release Metformin Formulations — Canada), dated as of December 13, 2005, between the Company and Biovail Laboratories International SRL relating to sales of extended-release metformin in Canada; and (vii) in the case any of the foregoing agreements (each, a “Specified Agreement” and collectively, the “Specified License Agreements”) is terminated, any replacement license agreement covering any of the products covered by a Specified License Agreement.  Under the terms of the Purchase Agreement, PDL will receive all royalty and milestone payments due under the Specified License Agreements until PDL has received payments equal to two times the cash payment made to the Company, after which all net payments received will be shared evenly between PDL and the Company.

The Purchase Agreement requires Depomed and Depomed Royalty Sub to take certain actions with respect to the Payments and the Specified License Agreements and contains various representations and warranties, covenants, indemnification obligations and other provisions that are customary for a transaction of this nature.

Burrill Securities acted as a financial advisor to PDL in the transaction.  Burrill Securities is the merchant banking division of Burrill & Company.  G. Steven Burrill, a member of the Company’s Board of Directors (the “Board”), is the Chief Executive Officer and sole shareholder of Burrill & Company.  The Board was aware of Burrill & Company’s interest in the transaction and Mr. Burrill recused himself from all deliberations and actions taken by the Board with respect to the transaction.  Burrill Securities’ engagement with PDL in the transaction was led by Fredrick Frank, the Chairman of Burrill Securities and a former member of the Board of Directors of PDL.  The Company has been informed that Burrill Securities will receive a fee of up to $500,000 in connection with the transaction.

The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the provisions of the Purchase Agreement, which will be filed as an exhibit to the Depomed’s Annual Report on Form 10-K for the year ending December 31, 2013.

Item 2.01                                           Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: October 24, 2013	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel